Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Affymax, Inc. 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan of our reports dated March 3, 2010, with respect to the financial statements of Affymax, Inc. and the effectiveness of internal control over financial reporting of Affymax, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
January 20, 2011